Exhibit 5.1

                               Michael A. Littman
                                 Attorney at Law
                                7609 Ralston Road
                                Arvada, CO 80002
                                 (303) 422-8127
                               Fax (303) 431-1567

                                  June 13, 2006

Signature Leisure, Inc.
100 Candace Dr.
Suite 100
Maitland, FL 32751

Re: SB-2 Registration Statement #333-126509 as amended to and through date of this letter.

Ladies and Gentlemen:

      We have acted as special counsel in connection with the state law issues for the Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "1933 Act") for the registration of 29,868,360 shares of common stock, par value $.0001 per share, of Signature Leisure, Inc., a Colorado corporation (the "Company"). Capitalized terms not otherwise defined herein have the meanings set forth in the Registration Statement. The Registration Statement includes for registration 29,868,360 shares of common stock to Katalyst Capital Group LTD ("Katalyst"), (i) 28,868,360 of which are issuable pursuant to a Standby Equity Distribution Agreement (SEDA) described in the Registration Statement, and (ii) 1,000,000 shares of common stock previously issued by the Company to Katalyst as a one time commitment fee (collectively the "Katalyst Shares"). The Katalyst Shares, shall be referred to collectively as the "Shares."

      You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, the Company's articles of incorporation, as amended, and bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on certificates made by officers of the Company. In rendering our opinion, we have assumed the genuineness of signatures on the documents we have examined, the conformity to authentic original documents of all documents submitted to us as copies. We have not verified any of these assumptions.

      This opinion is rendered as of the date hereof and is limited to matters of Colorado corporate law, including applicable provisions of the Colorado Constitution and reported judicial decisions interpreting those laws. We express no opinion as to the laws of any other state, or the effect of any applicable state securities laws.

      Based upon and subject to the foregoing, it is our opinion that the Cornell Shares issuable as described in the Registration Statement are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement, will be validly issued, fully paid, and nonassessable, and that the Katalyst Shares previously issued by the Company were duly authorized for issuance, validly issued, fully paid and nonassessable when issued.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption "Legal Matters." In giving our consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations under such act.

                                                Sincerely,


                                                /s/ Michael A. Littman
                                                ----------------------
                                                Michael A. Littman

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